Exhibit A


                                                 March 26, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


		Re: Consolidated Natural Gas Company
		    Form U-1 Declaration
		    File No. 70-9841

Dear Sirs and Madams:

     The following opinion is rendered on behalf of Consolidated Natural Gas Company (the "Company"), a Delaware corporation and a registered holding company under the Public Utility Holding Company
Act of 1935 ("1935 Act"). This opinion is filed in accordance with the requirements of Exhibit F(2) of the instructions as to exhibits to Form U-1 of the Securities and Exchange Commission ("Commission") with respect to the Declaration at File No. 70-9841 (the "Declaration") filed under the Act relating to amendments ("Amendments") to the Indenture, dated as of May 1, 1971, between the Company and The Chase Manhattan Bank, as successor Trustee (the "1971 Indenture").

     In the Declaration, the Company requested authority pursuant to
(i) Section 12(e) of the 1935 Act and Rule 62 to solicit consents with respect to the Amendments from holders of two outstanding series of debentures under the 1971 Indenture and (ii) Sections 6(a)(2) and 7(e) of the 1935 Act to implement the Amendments to the 1971 Indenture. The two series are the 5-3/4% Debentures Due August1, 2003 and the 6-5/8% Debentures Due December 1, 2013 (collectively the "Debentures").

     The Commission by order dated March 1, 2001, HCAR No. 27351, authorized the Company to solicit consents from the holders of the Debentures pursuant to Rule 62. The requisite number of consents to approve the Amendments were obtained. The Commission by order dated March 19, 2001, HCAR No. 27358, authorized the Amendments. The Twentieth Supplemental Indenture was executed by the Company and the Trustee under the 1971 Indenture on March 19, 2001 to effectuate the Amendments.

     The Amendments delete certain restrictive covenants from the 1971 Indenture and are described in detail in the Declaration. The Company also currently has outstanding debt securities under an Indenture dated as of April 1, 1995 between the Company and United States Trust Company of New York, as Trustee (the "1995 Indenture"). The Company as part of the Amendments agreed for the benefit of the holders of the Debentures that it will (i) comply with all covenants and restrictions in the 1995 Indenture and (ii) not issue any additional debentures under the 1971 Indenture.

     I have examined the two Commission orders referred to above issued pursuant to the Declaration, the Rule 24 certificate of notification being filed concurrently herewith, and such documents, records, laws and other matters as I deemed relevant and necessary for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.

	Based on such examination and relying thereon, I am of the opinion that all requisite action with respect to the effectuation of the Amendments has been taken by the Company. I am of the further opinion that:

     1. All state laws applicable to the adoption and implementation of the Amendments have been complied with;

     2.   The Company is validly organized and duly existing;

     3. The Debentures as modified by the Amendments continue to be valid and binding obligations of the Company in accordance with their terms; and

     4. The adoption and implementation of the Amendments do not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

	I hereby consent to the use of this opinion as an exhibit to the said certificate of notification being filed pursuant to Rule 24.

							Very truly yours,



							N. F. Chandler
							Attorney